As filed with the Securities and Exchange Commission on May 30, 2025

Registration No. 333-280115

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 11 TO

FORM F-1

REGISTRATION STATEMENT

Under

The Securities Act of 1933

Carbon Zero Technologies International Inc.

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Cayman Islands	5090	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Room 610, Block A, Bairuida Building

Banxuegang Avenue, Wanke City Community

Bantian Street, Longgang District

Shenzhen, China, 518100

Tel: +86 0755-23485305

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

The Crone Law Group, P.C.

420 Lexington Ave, Suite 2446

New York, NY 10170

646-861-7891

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mark Crone, Esq. Liang Shih, Esq. Zhiqi “Camilla” Zheng, Esq. The Crone Law Group, P.C. 420 Lexington Ave, Suite 2446 New York, NY 10170 646-861-7891	Mitchell S. Nussbaum, Esq. Lili Taheri, Esq. Vivien Bai, Esq. Loeb & Loeb LLP 345 Park Avenue, New York, NY 10154 212-407-159

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, or the Securities Act, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933. Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, as amended, or until the registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a) may determine.

EXPLANATORY NOTE

This Amendment No. 11 is being filed solely for the purpose of filing an exhibit to this registration statement on Form F-1, or the Registration Statement, and to amend and restate the exhibit index set forth in Part II of the Registration Statement. No changes have been made to the Registration Statement other than this explanatory note as well as revised versions of the cover page and exhibit index of the Registration Statement. This Amendment No. 11 does not contain copies of the prospectus included in the Registration Statement, which remains unchanged from Amendment No. 10 to the Registration Statement, filed on May 28, 2025.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s articles of association may provide indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to the public policy, such as providing indemnification against civil fraud or the consequences of committing a crime.

Our amended and restated memorandum and articles of association provide that to the extent permitted by law, the Company shall indemnify each existing or former director, secretary and other officer and their personal representatives against: (a) all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by the existing or former director, secretary and other officer in or about the conduct of the Company’s business or affairs or in the execution or discharge of the existing or former director’s, secretary’s or officer’s duties, powers, authorities or discretions; and (b) without limitation to paragraph (a), all costs, expenses, losses or liabilities incurred by the existing or former director, secretary and other officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning the Company or its affairs in any court or tribunal, whether in the Cayman Islands or elsewhere. No such existing or former director, secretary and other officer, however, shall be indemnified in respect of any matter arising out of his own fraud, willful default or willful neglect. See our amended and restated memorandum and articles of association filed as Exhibit 3.1 to this registration statement.

Under the form of indemnification agreement to be filed as Exhibit 10.1 to this registration statement, we will agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or executive officer.

The form of underwriting agreement to be filed as Exhibit 1.1 to this registration statement will also provide for indemnification of us and our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Recent Sales of Unregistered Securities

During the past three years, we have issued the following securities. We believe that each of the following issuances was exempt from registration under the Securities Act in reliance on Regulation D under the Securities Act or pursuant to Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. We believe that our issuance of options to our employees, directors, officers and consultants were exempt from registration under the Securities Act in reliance on Rule 701 under the Securities Act. No underwriters were involved in these issuances of securities. As of the date of this prospectus, we have an aggregate of 125,000,610 Class A ordinary shares and 34,000,000 Class B ordinary shares issued and outstanding. See “Principal Shareholders.”

On July 13, 2023, the date of the incorporation of Carbon Zero Technologies International Inc., 1 Class A ordinary share was issued to Osiris International Cayman Limited. On July 13, 2023, the 1 Class A ordinary share was transferred from Osiris International Cayman Limited to Arrowmask Investment Limited and Carbon Zero Technologies International Inc. further issued the following shares on the same date:

Name	Classes of Ordinary Shares	Date of Issuance	Number of Shares Issued
Expola Investment Limited	Class B ordinary shares	July 13, 2023	34,000,000
Beveist Investment Limited	Class A ordinary shares	July 13, 2023	22,526,500
Getcher Investment Limited	Class A ordinary shares	July 13, 2023	21,560,000
Endoeval Investment Limited	Class A ordinary shares	July 13, 2023	20,250,506
Unatee Investment Limited	Class A ordinary shares	July 13, 2023	13,080,000
Groadse Investment Limited	Class A ordinary shares	July 13, 2023	10,244,573
Brookline Management Limited	Class A ordinary shares	July 13, 2023	7,000,000
Sprint Investment Limited	Class A ordinary shares	July 13, 2023	6,780,000
South Kensington Investment Limited	Class A ordinary shares	July 13, 2023	6,000,000
Prospe Investment Limited	Class A ordinary shares	July 13, 2023	4,740,000
Gravel Investment Limited	Class A ordinary shares	July 13, 2023	2,548,902
Arrowmask Investment Limited	Class A ordinary shares	July 13, 2023	2,179,999
Rocage Investment Limited	Class A ordinary shares	July 13, 2023	2,000,000
Eagletree Investment Limited	Class A ordinary shares	July 13, 2023	1,733,170
Dumace Investment Limited	Class A ordinary shares	July 13, 2023	1,241,584
Seekant Investment Limited	Class A ordinary shares	July 13, 2023	1,241,584
Feyond Investment Limited	Class A ordinary shares	July 13, 2023	765,604
Bisoon Investment Limited	Class A ordinary shares	July 13, 2023	418,347
Paulee Investment Limited	Class A ordinary shares	July 13, 2023	275,941
Schrodier Investment Limited	Class A ordinary shares	July 13, 2023	275,941
Chaingi Investment Limited	Class A ordinary shares	July 13, 2023	137,958

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Item 8. Exhibits and Financial Statement Schedules

(a) Exhibits

See Exhibit Index beginning on page II-3 of this registration statement.

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

Item 9. Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate Offering Price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(4)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(6)	To file a post-effective amendment to the Registration Statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering, unless the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(7)

That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) each prospectus filed pursuant to Rule 424(b)(3) (§ 230.424(b)(3) of this chapter) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) (§ 230.424(b)(2), (b)(5), or (b)(7) of this chapter) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) (§ 230.415(a)(1)(i), (vii), or (x) of this chapter) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(8)	For the purpose of determining any liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

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EXHIBITS INDEX

Exhibit No.	Description of Exhibit
1.1**	Form of Underwriting Agreement.
3.1**	Amended and Restated Memorandum and Articles of Association of the Registrant.
4.1**	Form of Specimen American Depositary Receipt (included in Exhibit 4.4).
4.2**	Registrant’s Specimen Certificate for Class A ordinary shares.
4.3**	Form of Underwriter Purchase Option (included in Exhibit 1.1).
4.4**	Form of Deposit Agreement among the Registrant, the depositary, owners and holders of the American Depositary Shares.
5.1*	Opinion of Ogier regarding the validity of the ordinary shares being registered.
5.2**	Opinion of The Crone Law Group, P.C. regarding the validity of the Underwriter Purchase Option being registered.
8.1*	Opinion of Ogier regarding certain Cayman Islands tax matters (included in Exhibit 5.1).
8.2**	Opinion of Zhong Lun Law Firm regarding certain PRC tax matters (included in Exhibit 99.1).
10.1**	Form of Indemnification Agreement between the Registrant and each of its directors and executive officers.
10.2**	Form of Employment Agreement between the Registrant and an executive officer of the Registrant.
10.3**	English Translation of Form of Sorting Center Cooperation Agreement between ABGreen Shenzhen and its Partners.
10.4**	English Translation of Form of Recycling Services Agreement between ABGreen Shenzhen and the Recycling Stations.
10.5**	English Translation of Form of Cooperation Agreement between ABGreen Shenzhen and the Regional Business Partners.
10.6**	English Translation of Investment Agreement among ABGreen Shenzhen, Baitong Tang and Kewen Lin, dated January 19, 2022.
10.7**	English Translation of Investment Agreement among ABGreen Shenzhen, Baitong Tang and Lijun Zhao, dated January 19, 2022.
10.8**	English Translation of Investment Agreement among CZTI Shenzhen, Baitong Tang and Shuo Li, dated October 22, 2022.
10.9**	English Translation of Investment Agreement among CZTI Shenzhen, Baitong Tang and Yaping Wang, dated November 1, 2022.
10.10**	English Translation of Investment Agreement among CZTI Shenzhen, Baitong Tang and Qinghong Chen, dated November 2, 2022.
10.11**	English Translation of Investment Agreement among CZTI Shenzhen, Baitong Tang and Ronghua Yang, dated November 3, 2022.
10.12**	English Translation of Investment Agreement among CZTI Shenzhen, Baitong Tang and Zhiai Lu, dated November 4, 2022.
10.13**	English Translation of Investment Agreement among CZTI Shenzhen, Baitong Tang and Jiuhao Zhang, dated November 4, 2022.
10.14**	English Translation of Investment Agreement among CZTI Shenzhen, Baitong Tang and Kewen Lin, dated November 5, 2022.
10.15**	English Translation of Investment Agreement among CZTI Shenzhen, Baitong Tang and Liguang Chen, dated November 5, 2022.
10.16**	English Translation of Investment Agreement among CZTI Shenzhen, Baitong Tang and Zhongxuan Ban, dated November 7, 2022.
10.17**	English Translation of Investment Agreement among CZTI Shenzhen, Baitong Tang and Jingkai Li, dated November 10, 2022.
10.18**	English Translation of Creditor’s Rights and Debt Relationship Confirmation and Loan Agreement among CZTI Shenzhen, BJ ABGreen RSC and Liguang Chen, dated July 1, 2023.
10.19**	English Translation of Creditor’s Rights and Debt Relationship Confirmation and Loan Agreement among CZTI Shenzhen, BJ ABGreen RSC and Qinghong Chen, dated July 1, 2023.
10.20**	English Translation of Creditor’s Rights and Debt Relationship Confirmation and Loan Agreement among CZTI Shenzhen, BJ ABGreen RSC and Zhongxuan Ban, dated July 1, 2023.
10.21**	English Translation of Creditor’s Rights and Debt Relationship Confirmation and Loan Agreement among CZTI Shenzhen, BJ ABGreen RSC and Yaping Wang, dated July 1, 2023.
10.22**	English Translation of Creditor’s Rights and Debt Relationship Confirmation and Loan Agreement among CZTI Shenzhen, BJ ABGreen RSC and Kewen Lin, dated July 1, 2023.
10.23**	English Translation of Creditor’s Rights and Debt Relationship Confirmation and Loan Agreement among CZTI Shenzhen, BJ ABGreen RSC and Ronghua Yang, dated July 1, 2023.
10.24**	English Translation of Creditor’s Rights and Debt Relationship Confirmation and Loan Agreement among CZTI Shenzhen, BJ ABGreen RSC and Shuo Li, dated July 1, 2023.
10.25**	English Translation of Creditor’s Rights and Debt Relationship Confirmation and Loan Agreement among CZTI Shenzhen, BJ ABGreen RSC and Jingkai Li, dated July 1, 2023.
10.26**	English Translation of Creditor’s Rights and Debt Relationship Confirmation and Loan Agreement among CZTI Shenzhen, BJ ABGreen RSC and Jiuhao Zhang, dated July 1, 2023.
10.27**	English Translation of Creditor’s Rights and Debt Relationship Confirmation and Loan Agreement among CZTI Shenzhen, BJ ABGreen RSC and Zhiai Lu, dated July 1, 2023.
10.28**	English Translation of Creditor’s Rights and Debt Relationship Confirmation and Loan Agreement among ABGreen Shenzhen, BJ ABGreen RSC and Kewen Lin, dated July 1, 2023.
10.29**	English Translation of Creditor’s Rights and Debt Relationship Confirmation and Loan Agreement among ABGreen Shenzhen, BJ ABGreen RSC and Lijun Zhao, dated July 1, 2023.

II-3

10.30**	English Translation of Confirmation Agreement of Offsetting between Creditors’ Rights and Debt among BJ ABGreen RSC, ABGreen Shenzhen, CZTI Shenzhen, Kewen Lin, Lijun Zhao, Shuo Li, Jingkai Li, Qinghong Chen, Yaping Wang, Ronghua Yang, Jiuhao Zhang, Zhiai Lu, Zhongxuan Ban, Liguang Chen, dated July 1, 2023.
10.31**	English Translation of Credit Line Agreement between ABGreen Shenzhen and Ping An Bank Company limited Shenzhen Branch, dated August 19, 2022.
10.32**	English Translation of Maximum Amount Guarantee Agreement between Baitong Tang, Cuili Zhang and Ping An Bank Company limited Shenzhen Branch, dated September 16, 2022.
10.33**	English Translation of Loan Agreement between ABGreen Shenzhen and Ping An Bank Company limited Shenzhen Branch, dated September 27, 2023.
10.34**	English Translation of Loan Agreement between ABGreen Shenzhen and Rongping Xing, dated May 22, 2023.
10.35**	English Translation of Loan Agreement between Zhoukou Senbo and Shenzhen Qianhai Micro Public Bank Co. Ltd., dated September 15, 2023.
10.36**	English Translation of Loan Agreement between Zhoukou Senbo and Shenzhen Qianhai Micro Public Bank Co. Ltd., dated September 15, 2023.
10.37**	English Translation of Loan Agreement between ABGreen Fuyang, Haibin Lin and China Construction Bank Corporation Jieshou Sub-branch, dated September 5, 2023.
10.38**	English Translation of Loan Agreement between ABGreen Fuyang and Shenzhen Qianhai Micro Public Bank Co. Ltd., dated July 17, 2023.
10.39**	English Translation of Loan Agreement between ABGreen Fuyang and Shenzhen Qianhai Micro Public Bank Co. Ltd., dated July 17, 2023.
10.40**	English Translation of Loan Agreement between Jinyou Metal, Qinqin Zhang and China Construction Bank Corporation Zhumadian Branch, dated May 25, 2023.
10.41**	English Translation of Loan Agreement between Jinyou Metal and Industrial and Commercial Bank of China Limited Xiping Branch, dated December 13, 2023.
10.42**	English Translation of Vehicle Mortgage Agreement between Jinyou Metal, Qinqin Zhang and BMW Automotive Finance (China) Co., Ltd, dated May 20, 2022.
10.43**	English Translation of Loan Agreement between ABGreen Shenzhen and China Link, dated January 18, 2024.
10.44**	English Translation of Supplementary Agreement to the Loan Agreement among the Company, ABGreen Shenzhen and China Link, dated January 18, 2024.
10.45**	English Translation of Equity Transfer Agreement between Carbon Source HK, Xiangying Xiang and Xinliang Wang, respectively, dated October 30, 2024.
10.46**	English Translation of Equity Transfer Agreement among Jingchuang Metal, Carbon Source HK, and Jiangxi Xindifeng New Materials Co., Ltd, dated November 1, 2024.
10.47**	English Translation of Equity Transfer Agreement among Shenzhen Chuangzhiyuan, Hebei Jushang, and Renlu Dong, dated August 28, 2024.
10.48**	English Translation of Equity Transfer Agreement among Jiangxi Qi Hong New Material Technology Co., Ltd, Carbon Source HK, and Shanghai Zhongyaocheng Mining Industry Co., Ltd., dated October 31, 2024.
21.1**	List of the Registrant’s Subsidiaries.
23.1**	Consent of Marcum Asia CPAs LLP.
23.2*	Consent of Ogier (included in Exhibit 5.1).
23.3**	Consent of Zhong Lun Law Firm (included in Exhibit 99.1).
23.4**	Consent of China Insights Industry Consultancy Limited.
23.5**	Consent of The Crone Law Group, P.C. (included in Exhibit 5.2)
99.1**	Opinion of Zhong Lun Law Firm regarding certain PRC law matters.
99.2**	Code of Business Conduct and Ethics.
99.3**	Audit Committee Charter.
99.4**	Compensation Committee Charter.
99.5**	Nominating Committee Charter.
99.6**	Consent of Wei Zhao, Independent Director Nominee.
99.7**	Consent of Xin Yao, Independent Director Nominee.
99.8**	Consent of Zhengwu Zhang, Independent Director Nominee.
107**	Calculation of Filing Fee Table.

* Filed herewith

** Previously filed

II-4

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Shenzhen, People’s Republic of China, on May 30, 2025.

Carbon Zero Technologies International Inc.

By:	/s/ Baitong Tang
Name:	Baitong Tang
Title:	Chief Executive Officer (Principal Executive Officer), and Chairman of the Board of Directors

By:	/s/ Lili Guan
Name:	Lili Guan
Title:	Chief Financial Officer (Principal Financial and Accounting Officer) and Director

II-5

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Carbon Zero Technologies International Inc., has signed this registration statement or amendment thereto in New York, New York on May 30, 2025.

The Crone Law Group, P.C.

By:	/s/ Mark Crone
Name:	Mark Crone
Title:	Partner

II-6